                  Aon Corporation and Consolidated Subsidiaries                                                 Exhibit 12(b)
                    Combined With Unconsolidated Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                               and Preferred Stock Dividends



                                                                      Six Months
                                                                     Ended June 30,            Years Ended December 31,
                                                                    ---------------   ---------------------------------------------
(millions except ratios)                                             1997     1996     1996     1995     1994    1993     1992 (1)
                                                                    ------   ------   ------   ------   ------   ------   ---------
Income from continuing operations
  before provision for income taxes (2) .........................   $167.1   $246.9   $445.6   $458.0   $397.0   $331.6   $179.1



Add back fixed charges:

Interest on indebtedness ........................................     30.6     23.9     44.7     55.5     46.4     42.3     41.9

Interest on ESOP ................................................      1.9      2.4      4.3      5.3      5.9      6.5      6.9

Portion of rents representative of
  interest factor ...............................................     29.4     13.4     28.6     21.4     28.7     26.1     19.2
                                                                    ------   ------   ------   -------  ------   ------   -------
     Income as adjusted .........................................   $229.0   $286.6   $523.2   $540.2   $478.0   $406.5   $247.1
                                                                    ======   ======   ======   =======  ======   ======   =======

Fixed charges:

Interest on indebtedness ........................................   $ 30.6   $ 23.9   $ 44.7   $ 55.5   $ 46.4   $ 42.3   $ 41.9

Preferred stock dividends........................................     42.0     15.7     28.7     37.5     48.4     47.5     20.3
                                                                     -----   ------   ------   ------   ------   ------   ------

   Interest and dividends........................................     72.6     39.6     73.4     93.0     94.8     89.8      62.2

Interest on ESOP ................................................      1.9      2.4      4.3      5.3      5.9      6.5      6.9

Portion of rents representative of
  interest factor ...............................................     29.4     13.4     28.6     21.4     28.7     26.1     19.2
                                                                    -------  ------   ------   -------  ------   ------   -------
     Total fixed charges and preferred
       stock dividends.. ........................................   $103.9   $ 55.4   $106.3   $119.7   $129.4   $122.4   $ 88.3
                                                                    =======  ======   ======   =======  ======   ======   =======

Ratio of earnings to combined fixed
  charges and preferred stock dividends (3)......................      2.2      5.2      4.9      4.5      3.7      3.3      2.8
                                                                    =======  =======  ======   =======  ======   ======   =======

Ratio of earnings to combined fixed
  charges and preferred stock dividends (4)......................      3.9      5.7      5.8                                 3.8
                                                                    =======  =======  ======                              =======


(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.
(2) Income from continuing operations before provision for income taxes and minority interest includes special charges of $172 million and $30.2 million for six months ended June 30, 1997 and 1996 , respectively, and $90.5 million and $86.5 million in the years ended December 31, 1996 and 1992, respectively.
(3) Included in total fixed charges and preferred stock dividends for the six months ended June 30, 1997 are $31.2 million of pretax distributions on the 8.205% trust preferred capital securities which are classified as "minority interest" on the condensed cosolidated statements of operations.
(4) The calculation of this ratio of earnings to fixed charges reflects the exclusion of special charges from the income from continuing operations before provision for income taxes component for the six months ended June 30, 1997 and 1996, respectively, and the years ended December 31, 1996 and 1992, respectively.

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